INVESTMENT MANAGEMENT

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May 1, 2024	(d)(1)(D)(iii)

Voya Investors Trust

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258-2034

Re: Management Fee Waiver

Ladies and Gentlemen:

By this letter dated May 1, 2024, we have agreed to waive a portion of the management fee payable to us under the Investment Management Agreement, dated May 1, 2017, between Voya Investments, LLC ("VIL") and Voya Investors Trust ("VIT") (the "Agreement"), with respect to VY® BlackRock Inflation Protected Bond Portfolio (the "Portfolio"), a series of VIT, in the amount of 0.05% per annum. By this letter, we agree to waive that fee for the period from May 1, 2024 through May 1, 2025.

VIL acknowledges that any fees waived during the term of this letter shall not be eligible for recoupment at any time in the future.

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Trustees of VIT.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

May 1, 2024

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Very sincerely,

By: /s/ Todd Modic

Name: Todd Modic

Title: Senior Vice President

Voya Investments, LLC

ACCEPTED AND AGREED TO:

Voya Investors Trust

By: /s/ Kimberly A. Anderson

Name: Kimberly A. Anderson

Title: Senior Vice President, Duly Authorized